EXHIBIT 4.2

STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Agreement”) is entered into as of ______, 2005 by and between Arbios Systems, Inc., a Delaware corporation (the “Company”), and___________ (the “Option Holder”).

NOTICE OF GRANT

The undersigned Participant has been granted an Option to purchase $0.001 par value Common Stock of Arbios Systems, Inc., a Delaware corporation, (the “Company”) subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Participant:	____________________

Date of Grant:	______, 2005

Exercise Price per Share:	$_____

Total Number of Shares Granted (“Shares”):	______

Type of Option:	Incentive Qualified Stock Option

Term/Expiration Date:	______, 201_

Vesting Commencement Date:	______, 2005

Stock Option Number	__

Vesting Schedule:

This Option shall be exercisable, in whole or in part, with respect to the following number of Shares according to the following vesting schedule: the shares shall vest over a ______ month period with ____th vesting each month, so long as the Participant is still providing services to the Company (or any parent or subsidiary) as an employee, a non-employee member of the board of directors, or a consultant or independent advisor on such date.

RECITALS

A.    The Company has adopted the 2005 Stock Incentive Plan (the “Plan”). The Option Holder has had an opportunity to review the Plan.

B.    The Option Holder is a director, officer and/or employee of the Company or of one of its subsidiaries and, therefore, is eligible to receive option grants under the Plan. This Agreement is intended by the parties to evidence the Company’s grant to the Option Holder of an option to purchase shares of its common stock.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and the Option Holder hereby agree as follows:

1.    Option Grant and Exercise Price.

(a)    Effective as of the date set forth in the first paragraph of this Agreement, the Company hereby grants to the Option Holder the right and option (the “Option”) to purchase, on the terms and conditions set forth in this Agreement and in the Plan, _______________ (__,000) shares of its common stock, par value $0.001 per share (“Common Stock”), at an exercise price of _________ Dollars ($____) per share. The Option exercise price is equal to or in excess of the fair market value of the Common Stock on the trading day preceding the Option grant date as determined in accordance with Section 6.1.9 of the Plan.

(b)    The Option is not intended by the Company and the Option Holder to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2.    Vesting and Term of the Option.

(a)    Option Vesting. Subject to the terms and conditions of this Agreement, the Option shall vest and become exercisable in twelve monthly installments. The vesting of this Option shall commence on ______, 2005, and shall continue on the same calendar day of each succeeding month provided that on such date the Option Holder is still providing services to the Company as an employee, a non-employee member of the Board of Directors, or as a consultant or advisor. At the end of each monthly installment, the Option Holder shall become entitled to purchase ___ thousand (_,000) shares of Common Stock that are covered by the Option. At the end of the _______ monthly installment, the Option shall fully vest and the Option Holder shall become entitled to purchase the ______ thousand (___000) shares of Common Stock that are covered by the Option. The Option Holder shall at no time be allowed to exercise the unvested portion of the Option.

(b)    Option Term. Subject to the possibility of earlier termination as described in Section 2(c), the vested portion of the Option shall be exercisable in whole or in part prior to ______, 20__. The Option shall terminate on _______ 20__, and no portion of the Option may be exercised on or after ______, 20__.

(c)    Early Option Termination. If for any reason the Option Holder ceases to be a director, officer or employee of the Company or of a subsidiary of the Company, any portion of the Option that has vested and is unexercised at the date of the termination of the Option Holder’s service may be exercised in whole or in part at any time within ninety days after the date of the Option Holder’s service termination but not thereafter, provided that the Option may in no event be exercised on or after the Option termination date described in Section 2(b). Any portion of the Option that has not vested as of the date that the Option Holder’s service terminates shall cease to vest and shall at no time be exercisable by the Option Holder. The Option is also subject to early termination upon the occurrence of a “Corporate Transaction” that is described in Section 6.1.2 of the Plan.

(d)    Shareholder Approval Required. Notwithstanding anything to the contrary in this Agreement, no portion of the Option shall become exercisable unless and until the Company’s shareholders have approved the Plan.

3.    Manner of Exercising the Option. The Option Holder may exercise the vested portion of the Option in whole or in part prior to the Option’s termination, provided that a partial exercise of the Option may not be for fewer than one hundred (100) shares of Common Stock unless fewer than one hundred (100) shares subject to the vested portion of the Option remain unexercised, in which event the entire remaining vested portion of the Option must be exercised at one time. The Option shall not be exercisable with respect to a fraction of a share of Common Stock. The Option Holder may exercise the vested portion of the Option, in whole or in part, by delivering to the Company's Chief Financial Officer written notice of exercise in the form of the notice attached to this Agreement. Such notice shall specify the number of shares of Common Stock to be purchased and shall be accompanied by payment of the purchase price of the shares. No shares shall be issued by the Company until full payment of the purchase price has been made.

4.    Payment of the Option Exercise Price. Unless the Company’s Board of Directors (the “Board”) elects in its discretion to allow one of the alternative methods of payment described in Section 6.1.6 of the Plan (including, without limitation, a so-called cashless Option exercise conducted through a broker), payment of the exercise price of the shares of Common Stock subject to the exercised portion of the Option shall be made by the Option Holder’s delivery to the Company of a check payable to the order of the Company. As provided in Section 6.1.7 of the Plan, the Company has the right to require the Option Holder to satisfy any applicable withholding obligations at the time of the exercise of the Option.

5.    Transferability of the Option.

(a)    Except as provided in this Section 5, the Option Holder may not assign or otherwise transfer the Option, either voluntarily or by operation of law, other than by will or the laws of descent and distribution, and the Option shall be exercisable during the Option Holder’s lifetime only by the Option Holder or by the Option Holder’s legal representative. Following the death of the Option Holder, the Option shall be exercisable by the Option Holder’s legal representative, executor and beneficiaries.

(b)    The Option Holder may assign and transfer part or all of the Option to a family member or family trust during the Option Holder’s lifetime but only if: (i) the transfer is made by a gift and not for consideration; (ii) the transferee is a “family member” (including, without limitation, a family trust) as defined in General Instruction A.1(a)(5) of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”); (iii) the Option Holder gives the Company at least ten days’ prior written notice of the proposed transfer; and (iv) the transferee executes and delivers to the Company any documents requested by the Company (including, without limitation, a counterpart of this Agreement) in order to document the transfer. Any such transferee of all or part of the Option shall be bound by all of the terms and conditions of the Plan and this Agreement, and the Option Holder shall be personally liable to the Company for any breach by the transferee of any of the terms of the Plan or this Agreement.

6.    Securities Law Compliance.  As provided in Section 10.1 of the Plan, no shares of Common Stock shall be issued or delivered upon exercise of the Option unless and until the Board determines that the exercise of the Option and the issuance and delivery of such shares pursuant thereto will comply with all relevant provisions of law, including, without limitation, the Securities Act, applicable state and foreign securities laws and the requirements of any stock exchange, Nasdaq market system, or over-the-counter trading system upon which the Common Stock may be listed.

7.    Incorporation by Reference of the Plan.  The Plan and all of its terms and conditions, as amended from time to time, are incorporated by reference into this Agreement. The Option Holder acknowledges that he or she has received and reviewed a copy of the Plan. This Agreement is not a complete restatement of all of the terms and conditions of the Plan. The Company and the Option Holder agree to be bound by the Plan, as amended from time to time, and agree that the terms and conditions of the Plan shall govern if and to the extent that there are any inconsistencies between the Plan and this Agreement. If the Plan is administered by a committee as permitted by Section 4.1 of the Plan, references in this Agreement to the Board shall, as appropriate, apply instead to such committee.

8.    Option Holder’s Representations and Warranties.  In connection with the receipt of the Option pursuant to this Agreement and in contemplation of the Option Holder’s purchase of shares of Common Stock upon exercise of the Option, the Option Holder hereby agrees, represents and warrants as follows; provided that all of the following agreements, representations and warranties shall be deemed to have been given again by the Option Holder as of the date that he or she exercises the Option:

(a)    Access to Information. The Option Holder has had a sufficient opportunity to review (i) the Plan, (ii) the Prospectus that the Company has distributed regarding the Plan, and (iii) all registration statements, annual and periodic reports and proxy and information statements that the Company has filed with the Securities and Exchange Commission (the “SEC”) during the preceding twelve months. Neither the Company nor any of its officers, directors, employees or other agents has made any representation or recommendation to the Option Holder about the advisability of the Option Holder’s purchase of the shares of Common Stock that are subject to the Option.

(b)    Ability to Bear Investment Risk. The Option Holder is aware that any purchase of stock involves an element of risk. The Option Holder can afford to bear the risks of an investment in the Company. The Option Holder has sufficient knowledge and experience in financial and investment matters to enable him or her to evaluate the merits and risks of the proposed purchase of the shares of Common Stock subject to the Option and to make an informed investment decision. The Option Holder has had a sufficient opportunity to consult with his or her advisers about the merits and legal implications of the proposed transaction.

(c)    Resale Restrictions. The Option Holder understands that: (i) neither the SEC nor any state or other regulatory authority has made any recommendation or finding concerning the value of the shares of Common Stock subject to the Option; and (ii) the shares may be offered, sold or otherwise transferred by the Option Holder only if the transaction is registered and qualified under the applicable provisions of federal and state securities laws or if exemptions from such registration and qualification are available. The Option Holder agrees not to sell, pledge or otherwise transfer any of the shares of Common Stock acquired upon exercise of the Option except in full compliance with all applicable federal and state securities laws, rules and regulations.

(d)    Applicability to Transferees. If the Option Holder transfers part or all of the Option to a family member or family trust pursuant to Section 5(b), the transferee shall be deemed to have made all of the representations, warranties and agreements that are set forth in this Section 8, and the Option Holder shall be personally liable to the Company for any and all losses, damages, expenses and liabilities (including, but not limited to, court costs and reasonable attorneys' fees) that the Company may incur as a result of any breach of such representations, warranties and agreements by the transferee.

(e)    No Continuing Employment Right. The Option Holder understands that nothing in the Plan or this Agreement gives the Option Holder a right to continue in the employment of the Company or a subsidiary and that, if the Option Holder is a director, nothing in the Plan or this Agreement gives the Option Holder a right to continue to serve as a director of the Company.

9.    Miscellaneous Provisions.

(a)    Further Instruments.  The Company and the Option Holder agree to execute such further instruments and to take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

(b)    Provisions Subject to Applicable Law.  If any provision of this Agreement is held by an arbitrator or a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and intent of this Agreement.

(c)    Complete Agreement.  This Agreement and the Plan constitute the complete and exclusive agreement between the Company and the Option Holder with respect to the subject matter herein and replace and supersede any and all other prior written and oral agreements or statements by the parties relating to such subject matter.

(d)    Successors and Assigns.  Subject to the provisions of this Agreement and the Plan relating to the transferability of the Option and the shares of Common Stock acquired upon exercise of the Option, this Agreement shall be binding upon and inure to the benefit of the Company and the Option Holder and their respective successors and assigns. Whenever appropriate in this Agreement, references to the Company or the Option Holder shall be deemed to refer to such person’s legal representative, estate or other transferees, successors or assigns, as applicable.

(e)    Notices.  Any notice required or permitted to be given to the Company or the Option Holder must be in writing and personally delivered or sent by registered or certified United States mail (postage prepaid and return receipt requested), by overnight delivery service or by facsimile transmission, addressed to the address hereinafter shown below such party’s signature or to such other address as the party may designate in the foregoing manner to the other party. Any such notice that is sent by the Company or the Option Holder in the foregoing manner shall be deemed to have been delivered upon (i) personal delivery, (ii) actual receipt by facsimile transmission, (iii) three days after deposit in the United States mail, or (iv) one day after delivery to an overnight delivery service.

(f)    Amendment and Termination.  This Agreement may be amended or terminated only by a writing executed by both the Company and the Option Holder.

(g)    Counterparts.  This Agreement may be executed by facsimile and in two counterparts, each of which shall be deemed an original, but both of which shall constitute one and the same instrument.

(h)    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California without giving effect to such state’s conflict-of-law principles.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Option Holder have executed and delivered this Agreement as of the day and year first written above.

ARBIOS SYSTEMS, INC.
By: ________________________________ Name:______________________________ Title: Chief Executive Officer
Address: 8797 Beverly Boulevard, #304 Los Angeles, CA 90048 Attention: Chief Financial Officer Fax: (310) 657-4879
____________________________________
Address: ____________________________________ ____________________________________ Fax: ________________

OPTION EXERCISE NOTICE

Arbios Systems, Inc.
8797 Beverly Boulevard, #304
Los Angeles, CA 90048
Attention: Chief Financial Officer

I hereby notify Arbios Systems, Inc. (the "Company") of my election to purchase _____ shares of the Company's common stock at a purchase price of $______ per share pursuant to an option that was granted under the Stock Option Agreement dated as of _________________ (the "Agreement") between the Company and _____________________.

If the Option Holder named above assigned part or all of the option to a family member or family trust pursuant to Section 5(b) of the Agreement, this Option Exercise Notice is being executed by the transferee instead of the Option Holder.

Concurrently with the delivery to the Company of this notice, I have delivered to the Company the purchase price of the shares in the manner provided in the Agreement.

I agree to execute whatever additional documents are requested by the Company in order to complete the exercise of my option. All of the representations and warranties that I made in Section 8 of the Agreement remain accurate as of the date of this notice.

Dated: _________________	_____________________________ Signature
_____________________________ Print Name